Exhibit 3.9

CERTIFICATE OF AMENDMENT TO THE
Restated CERTIFICATE OF INCORPORATION OF
Clywedog THERAPEUTICS, INc.

Clywedog Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Clywedog Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2020, and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 2021, and amended on March 4, 2024 and October 10, 2024 (the “Restated Certificate”).

2.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Restated Certificate (this “Amendment”) further amends the provisions of the Corporation’s Restated Certificate.

3.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Amendment, declaring the terms and provisions of this Amendment to be advisable, and directing that the terms and provisions of this Amendment be submitted to and considered by the stockholders of the Corporation for approval.

4.	The terms and provisions of this Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation entitled to vote thereon, in lieu of a meeting and vote of stockholders, pursuant to Sections 228 and 242 of the DGCL.

5.	Section A. of Article IV of the Restated Certificate is hereby amended by adding the following paragraph at the end of such Section:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Restated Certificate of the Corporation, each one (1) share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into 7.56 shares of validly issued, fully paid and non-assessable shares of Common Stock (the “Forward Stock Split”). The Forward Stock Split shall not apply to any other outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by a duly authorized officer of the Corporation on September 29, 2025.

Clywedog Therapeutics, Inc.,
a Delaware Corporation

By:	/s/ Nikolay Savchuk
Nikolay Savchuk, Chief Executive Officer